Exhibit 99.1

Choice One Announces Third Quarter 2003 Results; Reports Positive
Cash Flow from Operations

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Nov. 12, 2003--Choice One
Communications (OTCBB: CWON)

    -- Cash flow from operations was $4.8 million, compared with ($10.7) million a year ago and ($3.8) million for second quarter 2003

    --  Revenue of $80.8 million was up 9% from third quarter 2002

    -- Network costs were $38.8 million, or 48.1% of revenue; down 4% from third quarter 2002 and down 6% from second quarter 2003

    --  Fourth consecutive quarter of positive adjusted EBITDA;
        adjusted EBITDA was $10.4 million for third quarter 2003

    -- Capital expenditures were $3.0 million for the third quarter, compared with $7.8 million a year ago and $2.1 million in second quarter 2003

    --  Extended Select Savings.free bundled voice and data offering

    --  Announced the launch of key accounts program

    Choice One Communications (OTCBB: CWON), an Integrated Communications Provider offering facilities-based voice and data telecommunications services, including Internet solutions, to businesses in 29 Northeast and Midwest markets, today announced operating and financial results for third quarter 2003.
    "During the quarter, we continued to make substantial progress in optimizing our network costs and we held the line on SG&A expenses, enabling us to deliver positive cash flow from operations for the first time in our company's history," commented Steve Dubnik, Chairman and Chief Executive Officer.
    Revenue for the third quarter was $80.8 million, an increase of 9% from third quarter 2002 revenue of $74.4 million. Revenue was down slightly from second quarter revenue of $82.2 million, primarily due to the FCC mandated switched access rate reduction. The company continues to make substantial progress in optimizing its network costs, demonstrating the impact of its investments in fiber optic networks and the deployment of more cost-effective access technologies. Network costs were $38.8 million, or 48.1% of revenue, compared with $40.3 million, or 54.1% of revenue a year ago and $41.3 million, or 50.3% of revenue for second quarter 2003. Selling, general and administrative expenses were $31.6 million, or 39.1% of revenue, compared with $37.5 million or 50.4% of revenue a year ago and $30.5 million, or 37.2% of revenue for second quarter 2003.
    "Our year-over-year comparisons demonstrate improved operating leverage and economies of scale," added Mr. Dubnik. "With more than 100,000 clients and more than half a million lines in service, the incremental cost of adding new clients to our network is significantly lower than it was just a year ago."
    Adjusted EBITDA (See Note 1) for the quarter was $10.4 million, or 12.9% of revenue, marking the fourth consecutive quarter of positive adjusted EBITDA. The company had adjusted EBITDA losses of $8.7 million, or (11.6%) of revenue for third quarter 2002 and positive adjusted EBITDA of $10.3 million, or 12.6% of revenue, for second quarter 2003. Cash interest expense was $7.2 million for the third quarter, compared with $7.8 million a year ago and $7.5 million for second quarter 2003. The reduction of cash interest expense was largely due to the expiration of one of the company's interest rate swaps in May 2003 and a reduction of LIBOR rates from a year ago.
    The company had cash flow from operations of $4.8 million for the third quarter, compared with cash used in operations of $10.7 million a year ago and cash used in operations of $3.8 million for second quarter 2003. This marks the first time in the Choice One's history in which the company reported positive quarterly cash flow from operations. Capital expenditures of $3.0 million were significantly lower than the $7.8 million incurred a year ago and were in-line with second-quarter 2003 capital expenditures of $2.1 million. The company previously reported that cash balances, prior to additional debt financing of $0.875 million, increased by $1.6 million during the third quarter.
    The company's net loss was $35.2 million for the third quarter, compared with a net loss of $66.0 million a year ago and a net loss of $36.6 million in second quarter 2003. The loss per share was $0.65 for third quarter 2003, compared with $1.47 loss per share a year ago and $0.68 loss per share in second quarter 2003. The third quarter 2002 net loss and loss per share included $11.3 million of impairment loss on long-lived assets and $5.3 million of restructuring costs.

    Sales and Marketing Highlights

    In August, the company introduced Select Savings.free, an exciting new bundled services offering that provides free Internet access for speeds up to 256k to clients subscribing to a minimum level of voice services. With a robust voice and data telecommunications network extending across 29 markets, the company is taking advantage of technology advancements by deploying lower cost access technologies to reduce its overall network costs. Select Savings.free enables the company to pass these savings on to its clients, enhances the value of its bundled service offering and drives greater utilization of its network. During September, Select Savings.free contributed to a substantial increase in sales and an overall increase in the company's penetration of high-speed data services.
    "September marks the best sales month for our company during 2003," added Mr. Dubnik. "This success is largely driven by the market response to Select Savings.free, our new bundled voice and data services offering. We extended Select Savings.free through the end of this year to allow more clients to take advantage of this competitively priced offering. The positive sales momentum we experienced in September has continued into the fourth quarter."
    During the quarter, the company announced new service and marketing agreements with the New England Patriots and the Buffalo Sabres. Additionally, the company extended for five years its existing partnership with the Buffalo Bills. Choice One is now the official telecommunications provider for the New England Patriots, New England Revolution, the Kraft Group, Buffalo Sabres, Buffalo Bills, Pittsburgh Steelers and Green Bay Packers.
    At September 30, 2003, the company's market penetration was estimated at 8.4% of addressable business lines, compared with 7.9% a year ago. The company's average monthly attrition rate of facilities based lines was approximately 1.3% and was consistent with previous quarters. Choice One's attrition rate continues to be one of the lowest in the industry, reflecting the company's focus on high quality service and client satisfaction. The company added 46 sales colleagues during the third quarter, exiting September with 364 total sales colleagues.
    The company recently announced the launch of its key accounts program to focus on the needs of larger clients, particularly multi-location businesses. The company's key accounts team of dedicated sales and client service professionals will have access to the tools necessary to develop customized telecommunications solutions and provide the specialized service required by larger, multi-location accounts.
    "We continue to leverage our robust telecommunications network by investing in new client segments and enhancing our existing bundled service offerings to grow our business," added Mr. Dubnik.
    Note 1: EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA, as used by the company, also excludes other non-cash charges, such as deferred compensation, and may be different from similarly used measures by other companies. EBITDA and adjusted EBITDA are not substitutes for measures of financial liquidity under generally accepted accounting principles in the United States of America (GAAP). However, management believes that EBITDA and adjusted EBITDA are useful measures of the company's liquidity, its ability to service existing debt, to sustain potential increases in debt and to satisfy capital requirements. Adjusted EBITDA is reconciled to net cash used in operating activities in the attached financial tables.

    About Choice One Communications

    Headquartered in Rochester, New York, Choice One Communications Inc. (OTCBB: CWON) is a leading integrated communications services provider offering voice and data services including Internet solutions, to businesses in 29 metropolitan areas (markets) across 12 Northeast and Midwest states. Choice One reported $290 million of revenue in 2002, has more than 100,000 clients and employs approximately 1,400 colleagues.
    Choice One's markets include: Hartford and New Haven, Connecticut; Rockford, Illinois; Bloomington/Evansville, Fort Wayne, Indianapolis, South Bend/Elkhart, Indiana; Springfield and Worcester, Massachusetts; Portland/Augusta, Maine; Grand Rapids and Kalamazoo, Michigan; Manchester/Portsmouth, New Hampshire; Albany (including Kingston, Newburgh, Plattsburgh and Poughkeepsie), Buffalo, Rochester and Syracuse (including Binghamton, Elmira and Watertown), New York; Akron (including Youngstown), Columbus and Dayton, Ohio; Allentown, Erie, Harrisburg, Pittsburgh and Wilkes-Barre/Scranton, Pennsylvania; Providence, Rhode Island; Green Bay (including Appleton and Oshkosh), Madison and Milwaukee, Wisconsin.
    The company has intra-city fiber networks in the following markets: Hartford, Connecticut; Rockford, Illinois; Bloomington/Evansville, Fort Wayne, Indianapolis, South Bend/Elkhart, Indiana; Springfield, Massachusetts; Grand Rapids and Kalamazoo, Michigan; Albany, Buffalo, Rochester and Syracuse, New York; Columbus, Ohio; Pittsburgh, Pennsylvania; Providence, Rhode Island; Green Bay, Madison and Milwaukee, Wisconsin.
    For further information about Choice One, visit our web site at www.choiceonecom.com or contact us at 1-888-832-5800.

    Forward-Looking Statements

    Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the company intends such forward-looking statements be subject to the safe harbors created thereby. The words "believes", "expects", "estimates", "anticipates", "will", "will be", "could", "may" and "plans" and the negative or other similar words or expressions identify forward-looking statements made by or on behalf of Choice One Communications Inc. ("the company"). These forward-looking statements are subject to many uncertainties and factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, continued compliance with covenants for borrowing under our bank credit facility, availability of financing, availability of significant operating cash flows, continued availability of regulatory approvals, the number of potential customers and average revenue for such customers in a market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the company's business, changes in the competitive climate in which the company operates and the emergence of future opportunities, all of which could cause actual results and experiences to vary significantly from the company's current business plan and to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Risk Factors" and elsewhere in the company's Annual Report on Form 10-K for the year ended December 31, 2002, Registration No. 000-29279, filed with the Securities and Exchange Commission on March 31, 2003.

      CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands, except share and per share amounts)


                                                 September   December
                                                    30,          31,
                                                   2003         2002
                                                ----------   ---------
                                                (unaudited)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                        $17,434   $29,434
   Accounts receivable, net                          33,265    43,215
   Prepaid expenses and other current assets          4,176     2,298
                                                 ----------- ---------
      Total current assets                           54,875    74,947

PROPERTY AND EQUIPMENT
   Property and equipment                           475,260   467,214
   Less:  accumulated depreciation                 (172,257) (130,503)
                                                 ----------- ---------
      Property and equipment, net                   303,003   336,711

Intangible assets, net of accumulated
 amortization                                        36,282    47,479
Other assets                                          5,037     4,813
                                                 ----------- ---------
      Other assets, net                              41,319    52,292

                                                 ----------- ---------
   Total assets                                    $399,197  $463,950
                                                 =========== =========


LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
   Current portion of capital leases for
    indefeasible rights to use fiber (IRU)             $572      $461
   Accounts payable                                   5,307    14,717
   Accrued expenses                                  45,374    58,381
                                                 ----------- ---------
      Total current liabilities                      51,253    73,559

LONG-TERM DEBT AND OTHER LIABILITIES
   Long-term debt
      Senior credit facility   (1)                  397,743   392,264
      Subordinated notes  (2)                       224,785   203,677
   Interest rate swaps                               15,734    19,308
   Redeemable Series A preferred stock,
    $0.01 par value, 340,000
     shares authorized; 251,588 shares issued
     and outstanding at September 30, 2003  (3)     282,094         -
   Long term capital leases for indefeasible
    rights to use fiber                              33,551    31,968
   Other long-term liabilities                        3,646     3,581
                                                 ----------- ---------
      Total long-term debt and other liabilities    957,553   650,798

REDEEMABLE PREFERRED STOCK
   Series A Preferred stock, $0.01 par value,
    340,000 shares authorized; 251,588 shares
    issued and outstanding at
    December 31, 2002 (3)                                 -   243,532


STOCKHOLDERS' DEFICIT
   Undesignated preferred stock, $0.01 par
    value, 4,600,000 shares
    authorized, no shares issued and outstanding          -         -
   Common stock, $0.01 par value; 150,000,000
    shares authorized, 44,191,360 and 42,478,396
    shares issued at September 30, 2003 and
    December 31, 2002, respectively                     442       425
   Treasury stock, 135,415 shares, at cost, at
    September 30, 2003 and December 31, 2002           (473)     (473)
   Additional paid-in capital                       474,510   498,439
   Deferred compensation                               (457)     (391)
   Accumulated other comprehensive loss             (15,734)  (19,308)
   Accumulated deficit                           (1,067,897) (982,631)
                                                 ----------- ---------
      Total stockholders' deficit                  (609,609) (503,939)

                                                 ----------- ---------
      Total liabilities and stockholders'
       deficit                                     $399,197  $463,950
                                                 =========== =========


Notes:

(1) The senior credit facility includes discount on issuance of $3.7 million and $ 4.1 million at September 30, 2003 and December 31, 2002, respectively. The discount is associated with the Term C loan financing which closed in September 2002.

(2) The subordinated notes include discount on issuance of $2.3 million and $2.8 million at September 30, 2003 and December 31, 2002, respectively. The subordinated notes also include the accrued interest which is payable-in-kind (PIK). Accrued PIK interest, included in the subordinated notes, was $11.1 million and $3.7 million at September 30, 2003 and December 31, 2002, respectively.

(3) During the third quarter of 2003, the Company reclassified its Series A Redeemable Preferred Stock in accordance with SFAS No. 150.

           CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)

                         Three Months Three Months
                            Ended      Ended      Dollar     Percent
                          Sept. 30,   Sept. 30,   Increase/  Increase/
                            2003        2002     (Decrease) (Decrease)
                         ----------- ----------- ---------- ----------
                         (unaudited) (unaudited)

REVENUE                  $   80,822  $   74,439  $   6,383          9%

OPERATING EXPENSES
  Network costs              38,846      40,304  $  (1,458)        -4%
  Selling, general and
   administrative            31,569      37,507     (5,938)       -16%
  Non-cash compensation         145         962       (817)       -85%
  Impairment loss on
   long-lived assets (1)          -      11,273    (11,273)      -100%
  Loss on disposition of
   assets                       154          36        118        328%
  Restructuring costs (2)         -       5,283     (5,283)      -100%
  Depreciation and
   amortization              15,380      18,427     (3,047)       -17%
                         ----------- ----------- ---------- ----------
    Total operating
     expenses                86,094     113,792    (27,698)       -24%
                         ----------- ----------- ---------- ----------

    Loss from operations     (5,272)    (39,353)    34,081         87%

OTHER (EXPENSE) INCOME:
  Interest expense, net (3) (16,596)    (15,365)    (1,231)         8%
  Accretion of preferred
   stock (4)                 (2,902)          -     (2,902)      -100%
  Accrued dividends on
   preferred stock (4)      (10,458)          -    (10,458)      -100%
                         ----------- ----------- ---------- ----------

    Other (Expense) Income  (29,956)    (15,365)   (14,591)        95%
                         ----------- ----------- ---------- ----------

NET LOSS                 $  (35,228) $  (54,718) $  19,490         36%
                         =========== =========== ========== ==========

  Accretion on preferred
   stock (4)                      -       2,125     (2,125)      -100%
  Accrued dividends on
   preferred stock (4)            -       9,114     (9,114)      -100%
                         ----------- ----------- ---------- ----------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS     $  (35,228) $  (65,957) $  30,729         47%
                         =========== =========== ========== ==========

NET LOSS PER SHARE, basic
 and diluted             $    (0.65) $    (1.47) $    0.81         56%
                         =========== =========== ==========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING
 (000s), basic and
 diluted                     54,007      44,974
                         =========== ===========

Notes:

(1) During the second quarter of 2002, the company determined that certain intangible assets became impaired as defined under SFAS No. 142 and SFAS No. 144.

(2) During 2002, the company committed to a plan that included certain network optimization projects and exiting the Ann Arbor/Lansing, Michigan market. In connection with the plan, the company recorded a restructuring charge of approximately $5.3 million. During February 2003, we modified a portion of our restructuring plan related to reduced reliance on certain collocations. As the Company engaged in these restructuring actions during the first quarter of 2003, it learned that additional costs would be charged to it by the established telephone companies regarding anticipated collocation closings. Based on this new information, we reduced the number of collocation sites that will be affected. As a result, the Company modified a portion of its restructuring plan and reversed approximately $0.7 million in restructuring costs. At the same time , the Company increased the restructuring for costs that became known during the first quarter for severance and other network facility items.

(3) A reconciliation to cash interest expense:

                                  Three months  Three months
                                     ended         ended
                                    Sept. 30,    Sept. 30,
                                      2003         2002
                                   -----------  -----------

Other expense, net                 $  (29,956)  $  (15,365)
  PIK interest on subordinated
   notes and Term C loan                8,001        6,309
  Non-cash interest on IRUs                26            -
  Amortization of deferred
   financing costs                      1,080        1,051
  Amortization of discount on
   long-term debt                         285          173
  Accretion of Preferred Stock          2,902            -
  Dividends on Preferred Stock         10,458            -
                                   -----------  -----------
Cash interest expense              $   (7,204)  $   (7,832)
                                   ===========  ===========

(4) In accordance with SFAS No. 150, accretion of and dividends on Redeemable Series A Preferred Stock are now included as a component of Net Loss as of July 1, 2003.

           CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)

                         Nine Months  Nine Months
                             Ended       Ended      Dollar    Percent
                           Sept. 30,   Sept. 30,   Increase/ Increase/
                             2003        2002     (Decrease)(Decrease)
                         -----------  ----------- ----------- --------
                         (unaudited)  (unaudited)

REVENUE                  $  243,111   $  218,225  $   24,886       11%

OPERATING EXPENSES
  Network costs             120,684      122,923      (2,239)      -2%
  Selling, general
   and administrative        94,002      124,394     (30,392)     -24%
  Non-cash management
   ownership allocation
   charge                         -       10,915     (10,915)    -100%
  Non-cash deferred
   compensation                 806        4,909      (4,103)     -84%
  Loss on disposition of
   assets                       242          814        (572)     -70%
  Impairment loss on
   long-lived assets (1)          -      294,524    (294,524)    -100%
  Restructuring
   (credits)/costs (2)         (535)       5,283      (5,818)    -110%
  Depreciation and
   amortization              50,103       51,135      (1,032)      -2%
                         -----------  ----------- ----------- --------
    Total operating
     expenses               265,302      614,897    (349,595)     -57%
                         -----------  ----------- ----------- --------

    Loss from operations    (22,191)    (396,672)    374,481       94%

OTHER INCOME/(EXPENSE) :
  Interest expense, net (3) (49,752)     (44,372)     (5,380)     -12%
  Accretion of preferred
   stock (4)                 (2,902)           -      (2,902)    -100%
  Accrued dividends on
   preferred stock (4)      (10,458)           -     (10,458)    -100%
  Miscellaneous income           36            -          36      100%
                         -----------  ----------- ----------- --------

    Other (Expense) Income  (63,076)     (44,372)    (18,704)      42%
                         -----------  ----------- ----------- --------

NET LOSS                 $  (85,267)  $ (441,044) $  355,777       81%
                         ===========  =========== =========== ========

  Accretion on preferred
   stock                      5,334        6,122        (788)     -13%
  Accrued dividends on
   preferred stock           19,867       26,427      (6,560)     -25%
                         -----------  ----------- ----------- --------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS     $ (110,468)  $ (473,593) $  363,125       77%
                         ===========  =========== =========== ========

NET LOSS PER SHARE, basic
 and diluted             $    (2.05)  $   (10.94) $     8.88       81%
                         ===========  =========== ===========

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING
 (000s), basic and
 diluted                     53,839       43,306
                         ===========  ===========

Notes:

(1) During the second quarter of 2002, the company determined that certain intangible assets became impaired as defined under SFAS No. 142 and SFAS No. 144.

(2) During 2002, the company committed to a plan that included certain network optimization projects and exiting the Ann Arbor/Lansing, Michigan market. In connection with the plan, the company recorded a restructuring charge of approximately $5.3 million. During February 2003, we modified a portion of our restructuring plan related to reduced reliance on certain collocations. As the Company engaged in these restructuring actions during the first quarter of 2003, it learned that additional costs would be charged to it by the established telephone companies regarding anticipated collocation closings. Based on this new information, we reduced the number of collocation sites that will be affected. As a result, the Company modified a portion of its restructuring plan and reversed approximately $0.7 million in restructuring costs. At the same time , the Company increased the restructuring for costs that became known during the first quarter for severance and other network facility items.

(3) A reconciliation to cash interest expense:

                                    Nine months  Nine months
                                       ended        ended
                                      Sept. 30,    Sept. 30,
                                        2003         2002
                                     ----------   ----------

Other expense, net                   $ (63,076)   $ (44,372)
   PIK interest on subordinated
    notes and Term C loan               23,075       18,188
   Non-cash interest on IRUs               379            -
   Amortization of deferred financing
    costs                                3,331        3,096
   Amortization of discount on
    long-term debt                         828          422
   Accretion of Preferred Stock          2,902            -
   Dividends on Preferred Stock         10,458            -
                                     -----------  -----------
Cash interest expense                $ (22,103)   $ (22,666)
                                     ===========  ===========

(4) In accordance with SFAS No. 150, accretion of and dividends on Redeemable Series A Preferred Stock are now included as a component of Net Loss as of July 1, 2003.

            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
        ADJUSTED EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND
                         AMORTIZATION (EBITDA)
                        (Dollars in thousands)



                  Three       Three       Three
                  Months      Months      Months
                  Ended       Ended       Ended
                  September    June       September
                    30,          30,       30,
                   2003        2003        2002
                ----------- -----------------------
               (unaudited) (unaudited) (unaudited)

 Net cash
  provided
  by/(used
  in)
  operating
  activities      $4,760     $(3,763)   $(10,749)

 Adjustments
  to
  reconcile:
 Changes in
  assets and
  liabilities     (1,558)      6,587      (5,736)

 Less net
  interest
  expense
  currently
  payable:
 Other
  expense,
  net             29,956      16,746      15,365
 Amortization
  of deferred
  financing
  costs           (1,080)     (1,110)     (1,051)
 Amortization
  of discount
  on long-
  term debt         (285)       (275)       (173)
 Interest
  payable in-
  kind on
  long-term
  debt and
  IRUs            (8,027)     (7,844)     (6,309)
 Accretion of
  Preferred
  Stock           (2,902)          -           -
 Dividends on
  Preferred
  Stock          (10,458)          -           -
              ----------- ----------- -----------
 Net interest
  expense
  currently
  payable          7,204       7,517       7,832

              ----------- ----------- -----------
 Adjusted
  EBITDA, as
  reported       $10,406     $10,341     $(8,653)
              =========== =========== ===========


            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
 ADJUSTED EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION
                               (EBITDA)
                        (Dollars in thousands)



                 Nine Months Nine Months
                    Ended       Ended
                 September   September
                     30,         30,
                    2003        2002
                 -----------------------
                 (unaudited) (unaudited)

 Net cash
  used in
  operating
  activities     $(7,126)   $(50,019)

 Adjustments
  to
  reconcile:
 Changes in
  assets and
  liabilities     13,448      (7,022)

 Less net
  interest
  expense
  currently
  payable:
 Other
  expense,
  net             63,076      44,372
 Amortization
  of deferred
  financing
  costs           (3,331)     (3,096)
 Amortization
  of discount
  on long-
  term debt         (828)       (422)
 Interest
  payable in-
  kind on
  long-term
  debt and
  IRUs           (23,454)    (18,188)
 Accretion of
  Preferred
  Stock           (2,902)          -
 Dividends on
  Preferred
  Stock          (10,458)          -
              ----------- -----------
 Net interest
  expense
  currently
  payable         22,103      22,666

              ----------- -----------
 Adjusted
  EBITDA, as
  reported       $28,425    $(34,375)
              =========== ===========



    CONTACT: Choice One Communications
             Lisa Schnorr, 585-530-2965
             lschnorr@choiceonecom.com